GENERAL DYNAMICS

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December 19, 2002 Contact: Norine Lyons Tel 703 876 3190 Fax 703 876 3186 nlyons@generalddynamics.com

General Dynamics to acquire GM Defense for $1.1 billion

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) has entered into a definitive agreement to acquire General Motors Defense for $1.1 billion in cash. General Motors Defense of London, Ontario, is a business unit of General Motors Corporation (NYSE: GM, GMH) of Detroit, Michigan. The transaction, which has been approved by the boards of directors of both companies, is subject to normal regulatory approval. It is expected to close by the end of the first quarter of 2003, and would be immediately accretive to earnings.

GM Defense produces wheeled armored vehicles and turrets. In a joint venture with General Dynamics, GM Defense produces Stryker, the U.S. Army’s transformational combat vehicle. Other GM Defense products include the LAV (Light Armored Vehicle) for Canada, Australia, New Zealand and Saudi Arabia; and the Piranha combat vehicle for a number of international customers. It anticipates 2002 revenues of approximately $950 million, and has a backlog of more than $1.5 billion.

The company has 2,400 employees in four operating units: GM Defense, Delco Systems in Goleta, California; GM Defence, Australia in Adelaide, South Australia; GM Defense, Canada in London, Ontario; and MOWAG Motorwagenfabrik AG in Kreuzlingen, Switzerland. General Dynamics anticipates no changes to production workforces in any of the GM Defense locations, and will honor all existing labor agreements.

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GENERAL DYNAMICS

“GM Defense has been our valued partner on Stryker,” said Nicholas D. Chabraja, General Dynamics chairman and CEO. “This is a company with a strong management team and an experienced workforce. It has important vehicle technology, high quality products, and an established world-wide customer base. The acquisition will enable us to be increasingly responsive to our U.S., Canadian and worldwide customers and creates synergy in the development of new technology. It enhances General Dynamics’ product offerings and expands our global markets. Furthermore, it gives our Combat Systems group critical mass: the right amount and balance of work and resources needed to produce and support high quality, affordable weapons systems.

“Defense is our primary focus,” said Chabraja. “We can provide a broader understanding of the defense marketplace and provide expanded career opportunities for GM Defense employees.”

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 54,000 people worldwide and anticipates 2002 revenue of $14 billion. The company has leading market positions in mission-critical information systems and technologies, land and amphibious combat systems, shipbuilding and marine systems, and business aviation. More information about the company can be found at www.generaldynamics.com.

WEBCAST INFORMATION: General Dynamics will webcast its security analyst conference call about the acquisition of GM Defense, scheduled for 9:30 a.m. Eastern Daylight time on Thursday, December 19, 2002. Those accessing the webcast will be able to listen to management’s discussion of the acquisition, as well as the question and answer session with security analysts.

The webcast will be a listen-only audio broadcast, available at www.generaldynamics.com. A RealAudio player or Windows Media™ player is required to access the webcast; information about downloading those players is available on the company’s website.

An on-demand replay of the webcast will be available beginning at noon on December 19, 2002, and will continue for the following 90 days.

If you’d like to hear a recording of the conference call by telephone, please call (877) 519-4471 (U.S) or (973) 341-3080 (International); passcode is 3647531. It will be available from noon on December 19 until midnight on December 27, 2002.

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